Exhibit 10.6
FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (this “Agreement”) is entered into as of this September 15, 2009, by and between Fraternity Federal Savings and Loan Association (hereinafter referred to as the “Association”) and Thomas K. Sterner, an individual resident of the State of Maryland (hereinafter referred to as the “Executive”).
     WHEREAS, the Executive has contributed substantially to the success of the Association and the Association desires that the Executive continue in its employ; and
     WHEREAS, to encourage the Executive to remain an employee of the Association, the Association is willing to provide supplement executive retirement benefits to the Executive, payable out of the Association’s general assets; and
     WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and
     WHEREAS this Plan is intended to comply with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements of Section 409A.
     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
ARTICLE 1
DEFINITIONS
Whenever used in this Agreement, the following terms have the meanings specified —
     1.1 “Accrual Balance” means the liability that should be accrued by the Association under accounting principles generally accepted in the United States (“GAAP”) for the Association’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The projected Accrual Balance is detailed on Schedule A including annual accruals. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits described in Section 2.1.1. At the end of each Plan Year, the Accrual Balance shall be adjusted to reflect the Association’s obligation under Sections 2.1.1. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The initial discount rate is 6.00%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”
     1.2 “Association” means Fraternity Federal Savings and Loan Association.
     1.3 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.
     1.4 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
     1.5 “Board of Directors” means the Board of Directors of the Association.
     1.6 “Change in Control” For the purposes of this Agreement, the term Change in Control means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation. The term “Change in Control” shall not include any conversion of the Association from the mutual to stock form or any reorganization of the Association into a mutual holding company structure of ownership.
     1.7 “Disability” means the Executive suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Executive to be a disability rendering the Executive totally and permanently disabled, as certified by a physician chosen by the Association and reasonably acceptable to the Executive, or as later defined by the Internal Revenue Service in IRS Notice 2005 — 1.
     1.8 “Early Retirement Date” means the date of the Executive’s Separation from Service with the Association for reasons other than death, Disability or Termination for Cause, prior to Normal Retirement Age.
     1.9 “Effective Date” means January 1, 2009.
     1.10 “Normal Retirement Age” means age sixty-five (65).
     1.11 “Plan Administrator” means the Association as defined herein.
     1.12 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31 of the year in which occurs the Effective Date.
     1.13 “Separation from Service” with the Association means that the Executive shall have ceased to be employed by the Association for reasons other than death or excepting a leave of absence approved by the Association. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Association and the

Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Association if the Executive has been providing services to the Association less than thirty-six (36) months).
     1.14 “Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Association, if any stock of the Association is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.
     1.15 “Termination for Cause” shall have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Association. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Association terminates the Executive’s employment because of:
(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	International failure to perform stated duties; or

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.
ARTICLE 2
RETIREMENT BENEFITS
     2.1 Normal Retirement Benefit. Upon the Executive’s Separation from Service on or after attaining his Normal Retirement Age for any reason other than death or a Termination for Cause, the Executive shall be eligible to receive the benefit described in this Section 2.1 in lieu of any other benefit under Article 2 of this Agreement.
2.1.1.	Amount of Benefit. The annual normal retirement benefit under this Section 2.1 is ninety thousand one hundred fifteen dollars ($90,115).

2.1.2.	Payment of Benefit. The Association shall pay the aggregate annual benefit described in Section 2.1.1 to the Executive in equal monthly installments for fifteen (15) years (a total of one hundred eighty (180) monthly installments) beginning on the first day of the month after the month following the Executive’s Separation from Service.
     2.2 Early Retirement Benefit. Upon the Executive’s Early Retirement Date, the Executive shall be eligible to receive the benefit described in this Section 2.2 in lieu of any other benefit under Article 2 of this Agreement.
2.2.1.	Amount of Benefit. The benefit under this Section 2.2 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the Executive’s Early Retirement Date.

2.2.2.	Payment of Benefit. The Association shall pay the early retirement benefit to the Executive in 180 equal monthly installments beginning on the first day of the month after the month in which the Executive attains Normal Retirement Age.
     2.3 Disability Benefit. Upon the Executive’s Separation from Service due to a Disability before reaching Normal Retirement Age, the Executive shall be eligible to receive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
2.3.1.	Amount of Benefit. The benefit under this Section 2.3 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the effective date of the Executive’s Separation from Service.

2.3.2.	Payment of Benefit. The Association shall pay the Disability benefit to the Executive in 180 equal monthly installments beginning on the first day of the month after the month in which the Executive attains Normal Retirement Age.
     2.4 Change in Control Benefit. Notwithstanding any contrary provision contained herein, upon a Separation from Service at any time following a Change of Control, the Executive shall be eligible to receive the benefit described in this Article 2.4 in lieu of any other benefit under this Agreement.
2.4.1	Amount of Benefit. The benefit under this Section 2.4 is an amount equal to the present value of the Normal Retirement benefit set forth in Section 2.1.1. The present value shall be calculated using the number of installments provided for in Section 2.1.1 and the discount rate under Section 1.1 and shall be made without regard to the Executive’s age at the time of the payment of the Change in Control benefit.
2.4.1.1	Payment of Benefit. The Association shall pay the Change in Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within thirty (30) days after the Executive’s Separation from Service.

     2.5 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Sections 2.2, 2.3 or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control.
     2.6 Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee of the Association as that term is defined in Section 1.14, then benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.6 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first business day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.
     2.7 Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and applicable regulations and guidance thereunder, to the extent such tax liability can be covered by the amount the Association has accrued with respect to the Association’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.
     2.8 Change in Form or Timing of Distributions. Any changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations there under;

(b)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.
     2.9 One Benefit Only. Despite any contrary provision of this Agreement, the Executive and any Beneficiary are entitled to one benefit only under Article 2 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 2 of this Agreement. Subsequent occurrence of events dealt with by this Article 2 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits under Article 2.
     2.10 Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

ARTICLE 3
DEATH BENEFITS
     3.1 Death During Active Service. If the Executive dies while employed by the Association, no benefits of any type will be payable under Article 2 of this Plan.
3.1.1	Death Benefit upon Death While Employed. Upon the Executive’s death while employed by the Association, the Association shall pay to the Executive’s designated beneficiary(ies) in a single lump sum the benefit described in Sections 3.1.2 and 3.1.3. The Association will pay the benefits from its general assets, but only so long as one of the Association’s general assets is an enforceable life insurance policy on the Executive’s life.

3.1.2	Amount of Benefits. Subject to Sections 3.1, and 3.1.1, the Association shall pay an amount equal to the lesser of one hundred percent (100%) of the portion of the insurance proceeds received by the Association on the life of the Executive and designated as the “Net Amount at Risk” by the insurance carrier or one million dollars ($1,000,000). The “Net Amount at Risk” refers to the difference in the death benefit payable by the insurance carrier and the cash value of the policy(ies) owned by the Association on the Executive’s life.

3.1.3	Payment of Benefit. The Association shall pay the benefit due to the Executive’s Beneficiary(ies) in a single lump sum within 90 days after receipt by the Association of the insurance proceeds payable on the life insurance policy(ies) owned by the Association on the Executive’s life.
     3.2 Death During Benefit Period. If the Executive dies after benefit payments under Article 2 of this Agreement commences but before receiving all such payments, or if the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the present value of the benefits or the remaining benefits that would have been paid to the Executive had he survived, as the case may be, shall be payable to the Executive’s Beneficiary in a single lump sum within 90 days.
ARTICLE 4
BENEFICIARIES
     4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Association in which the Executive participates.
     4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.
     4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.
     4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.
     4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Association may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Association may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Association from all liability for the benefit.
ARTICLE 5
GENERAL LIMITATIONS
     5.1 Termination for Cause. If the Executive experiences a Separation from Service which is a Termination for Cause, notwithstanding any provision of this Agreement to the contrary, this Agreement and the Association’s obligations under this Agreement shall terminate as of the effective date of the Termination for Cause.
     5.2 Suicide or Misstatement. No benefits shall be paid under this Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement or if the Executive makes any material misstatement of fact on any application for life insurance purchased by the Association.
     5.3 Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Association’s affairs by an order issued under section 8(e) (4) or (g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g) (1), all obligations of the Association under this Agreement shall terminate as of the effective date of the order.
     5.4 Regulatory Provisions. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditional upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES
     6.1 Claims Procedure. A person or beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows —
6.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Association a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2	Timing of Association Response. The Association shall respond to such claimant within ninety (90) days after receiving the claim. If the Association determines that special circumstances require additional time for processing the claim, the Association can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Association expects to render its decision.

6.1.3	Notice of Decision. If the Association denies part or all of the claim, the Association shall notify the claimant in writing of such denial. The Association shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
6.1.3.1	The specific reasons for the denial,

6.1.3.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
     6.2 Review Procedure. If the Association denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Association of the denial, as follows

6.2.1	Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Association’s notice of denial, must file with the Association a written request for review.

6.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Association shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Association shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Association Response. The Association shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Association determines that special circumstances require additional time for processing the claim, the Association can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Association expects to render its decision.

6.2.5	Notice of Decision. The Association shall notify the claimant in writing of its decision on review. The Association shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —
6.2.5.1	The specific reasons for the denial,

6.2.5.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
ARTICLE 7
MISCELLANEOUS
     7.1 Amendments and Termination. Subject to Section 7.13 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Association and by the Executive, and (b) except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Association and by the Executive.
     7.2 Binding Effect. This Agreement shall bind the Executive and the Association and their beneficiaries, survivors, executors, successors, administrators, and transferees.
     7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Association, nor does it interfere with the Association’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.
     7.5 Tax Withholding. The Association shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     7.6 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws of such state.
     7.7 Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Association for the payment of benefits under this Agreement. The benefits represent the mere promise by the Association to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Association to which the Executive and Beneficiary have no preferred or secured claim.
     7.8 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.
     7.9 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.
     7.10 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Association at the time of the delivery of such notice, and properly addressed to the Association if addressed to the Board of Directors, at 764 Washington Boulevard, Baltimore, Maryland 21230-2398.
     7.11 Entire Agreement. This Agreement constitutes the entire agreement between the Association and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.
     7.12 Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Association shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Association prevails on the substantive merits of the each material claim in dispute in such litigation, the Association shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Association on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Association promptly upon demand by the Association.
     7.13 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Association is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Association reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.13 shall become null and void effective immediately if a Change in Control occurs.
ARTICLE 8
ADMINISTRATION OF AGREEMENT
     8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Association or such committee or person(s) as the Board of Directors of the Association shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Executive under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement.
     8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Association.
     8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.
     8.4 Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Association shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.
     8.5 Association Information. To enable the Plan Administrator to perform its functions, the Association shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

     IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Association have signed this Agreement as of the date first written above.

THE EXECUTIVE:	THE ASSOCIATION:
Fraternity Federal Savings and Loan Association

/s/ Thomas K. Sterner	By:	/s/ Nancy J. Rexrode

Thomas K. Sterner
	Its:	Secretary

SCHEDULE A
Fraternity Federal

Defined Benefit Approach
Tom Sterner

				Annual			Deferred
				Earnings	Vested	Account	Tax Asset	After Tax
Year	Age	Contribution	Yield	Charge	Payment	Balance	Account	Cost

2009	50	23,702	656	24,357	0	24,357	9,256	15,101
2010	51	25,164	2,198	27,362	0	51,719	10,397	16,964
2011	52	26,716	3,929	30,644	0	82,363	11,645	19,000
2012	53	28,363	5,864	34,228	0	116,591	13,007	21,221
2013	54	30,113	8,024	38,137	0	154,728	14,492	23,645
2014	55	31,970	10,428	42,398	0	197,126	16,111	26,286
2015	56	33,942	13,097	47,039	0	244,164	17,875	29,164
2016	57	36,035	16,056	52,092	0	296,256	19,795	32,297
2017	58	38,258	19,331	57,588	0	353,844	21,884	35,705
2018	59	40,618	22,948	63,565	0	417,410	24,155	39,411
2019	60	43,123	26,938	70,060	0	487,470	26,623	43,437
2020	61	45,782	31,332	77,115	0	564,585	29,304	47,811
2021	62	48,606	36,167	84,773	0	649,358	32,214	52,559
2022	63	51,604	41,478	93,082	0	742,440	35,371	57,711
2023	64	54,787	47,307	102,094	0	844,535	38,796	63,299
2024	65	23,814	52,387	76,200	52,567	868,168	28,956	47,244
2025	66	0	51,027	51,027	90,115	829,080	19,390	31,637
2026	67	0	48,616	48,616	90,115	787,581	18,474	30,142
2027	68	0	46,056	46,056	90,115	743,522	17,501	28,555
2028	69	0	43,339	43,339	90,115	696,746	16,469	26,870
2029	70	0	40,454	40,454	90,115	647,084	15,372	25,081
2030	71	0	37,391	37,391	90,115	594,360	14,209	23,182
2031	72	0	34,139	34,139	90,115	538,384	12,973	21,166
2032	73	0	30,686	30,686	90,115	478,956	11,661	19,026
2033	74	0	27,021	27,021	90,115	415,862	10,268	16,753
2034	75	0	23,130	23,130	90,115	348,876	8,789	14,340
2035	76	0	18,998	18,998	90,115	277,759	7,219	11,779
2036	77	0	14,612	14,612	90,115	202,256	5,552	9,059
2037	78	0	9,955	9,955	90,115	122,096	3,783	6,172
2038	79	0	5,011	5,011	90,115	36,991	1,904	3,107
2039	80	0	557	557	37,548	0	212	345
2040	81	0	0	0	0	0	0	0

		582,595	769,130	1,351,725	1,351,725		513,656	838,070

BENEFICIARY DESIGNATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     I, Thomas K. Sterner, designate the following as beneficiary of any death benefits under this Supplemental Executive Retirement Plan.
     Primary:

     Contingent:

     Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
     I understand that I may change these beneficiary designations by filing a new written designation with the Association. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Thomas K. Sterner

Date:		, 2009

     Accepted by the Association this _______ day of ________________, 2009.

By:

Print Name:

Title: